Exhibit 99.1
GTSI Reports First Quarter Results
HERNDON, VA., May 12, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to the government, today announced its financial results for the three months ended March 31, 2011.
“GTSI’s first quarter is historically our slowest and reported revenue also reflects the lingering impact of the Small Business Administration (SBA) suspension in October, combined with the failure of Congress to pass a 2011 budget prior to April.” said Sterling Phillips, GTSI’s Chief Executive Officer and President. “The business has stabilized following the SBA action and first quarter results show a 42% improvement in the year-over-year net loss.”
Reported Results
For the first quarter of 2011, GTSI reported revenue of $70.3 million compared to $101.8 million for the first quarter of 2010, with a revenue decline of 30.9%. Gross margin for the three months ended March 31, 2011 decreased to $13.0 million from $13.5 million, or 3.9%, from the same period in 2010. Despite the revenue decline which was driven by the continuing impacts from the SBA actions and the delays in federal government spending due to the FY11 budget situation, GTSI realized higher gross margin on the software sales and financing transactions completed in the quarter. Operating expenses were $18.3 million compared to $22.2 million, down 17.6%, driven primarily by strategic actions taken before October 2010 and high turnover since October 2010. Net loss for the first quarter of 2011 was $2.7 million, compared to a net loss of $4.6 million for the same period in 2010. Diluted loss per share was $0.28 per share for the first quarter of 2011 compared to diluted loss per share of $0.48 per diluted share for the first quarter of 2010.
GTSI ended the quarter with $39.1 million in cash on hand. The company had no long-term debt and no borrowings under its credit facility. As of March 31, 2011, GTSI had stockholders’ equity of $93.3 million or $9.68 per diluted share.
Conference Call
An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time May 12, 2011. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). The webcast will be available for replay through May 12, 2012. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. Eastern, May 22, 2011. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 51889848.
About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 400 employees and reported revenue of $666.7 million for the 12 months ended Dec 31, 2010. For more information visit the company’s website at www.gtsi.com.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the company’s most recent annual report on Form 10-K and included from time to time in other documents filed by the company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Peter Whitfield
Senior Vice President & Chief Financial Officer
703.502.2954
peter.whitfield@gtsi.com
All press releases are available in the News Room on GTSI.com

GTSI Corp. Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
SALES
Product	$58,538	$88,714
Service	7,886	10,716
Financing	3,911	2,384

	70,335	101,814

COST OF SALES
Product	49,967	80,454
Service	5,973	6,980
Financing	1,406	861

	57,346	88,295

GROSS MARGIN	12,989	13,519
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	18,295	22,214

LOSS FROM OPERATIONS	(5,306)	(8,695)
INTEREST AND OTHER INCOME, NET	984	1,449

LOSS BEFORE INCOME TAXES	(4,322)	(7,246)
INCOME TAX BENEFIT	1,649	2,658

NET LOSS	$(2,673)	$(4,588)

LOSS PER SHARE
Basic	$(0.28)	$(0.48)

Diluted	$(0.28)	$(0.48)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,632	9,617

Diluted	9,632	9,617

GTSI Corp. Unaudited Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$39,112	$4,049
Accounts receivable, net	74,796	154,891
Inventory	6,389	13,708
Deferred costs	2,793	6,991
Other current assets	4,090	2,462

Total current assets	127,180	182,101
Depreciable assets, net	6,588	7,452
Long-term receivables and other assets	18,845	14,291

TOTAL ASSETS	$152,613	$203,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,098	$50,870
Accounts payable — Floor plan	8,462	35,172
Accrued liabilities	9,958	14,887
Deferred revenue	3,714	3,661

Total current liabilities	56,232	104,590
Other liabilities	3,063	3,044

Total liabilities	59,295	107,634
Total stockholder’s equity	93,318	96,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$152,613	$203,844